EXHIBIT 23. (h)(4)(g)

FUND ACCOUNTING AGREEMENT

THIS FUND ACCOUNTING AGREEMENT (the “Agreement”) is made as of this _5th__ day of __April________, 2019, by and between Lee Financial Mutual Fund, Inc., a Maryland corporation (the “Corporation”), and UMB Fund Services, Inc., a Wisconsin corporation, its successors and assigns (the “Fund Accountant”).

WHEREAS, the Corporation is an open-end investment company registered under the 1940 Act (as defined below) and is authorized to issue Shares; and

WHEREAS, the Corporation and the Fund Accountant desire to enter into an agreement pursuant to which the Fund Accountant shall provide Services (as defined below) to the Corporation.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.          Definitions In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean any individual who is authorized to provide Fund Accountant with Instructions and requests on behalf of the Corporation. Any officer of the Corporation shall be considered an Authorized Person (unless such authority is limited in a writing from the Corporation and received by Fund Accountant) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Fund Accountant the names of the Authorized Persons from time to time.

“Board” shall mean the Board of Directors of the Corporation.

“By-Laws” shall mean the Corporation’s By-Laws, including any amendments made thereto.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Articles of Incorporation” shall mean the Articles of Incorporation or other similar operational document of the Corporation, as the case may be, as the same may be amended from time to time.

“Fund” shall mean each separate series of Shares offered by the Corporation representing interests in a separate portfolio of securities and other assets for which the Corporation has appointed Fund Accountant to provide Services under this Agreement as designated on Schedule A hereto as such Schedule may be amended from time to time. Each investment portfolio shall be referred to as a “Fund” and such investment portfolios shall collectively be referred to as the “Funds.”

“Investment Adviser” shall mean the investment adviser or investment advisers to the Funds and includes all sub-advisers or persons performing similar services.

“Instructions” shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by Fund Accountant. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.

“Prospectus” shall mean the current prospectus and statement of additional information with respect to a Fund (including any applicable amendments and supplements thereto) actually received by Fund Accountant from the Corporation with respect to which the Corporation has indicated a Registration Statement has become effective under the 1933 Act and the 1940 Act.

“Registration Statement” shall mean any registration statement on Form N-1A at any time now or hereafter filed with the Commission with respect to any of the Shares and any amendments and supplements thereto which at any time shall have been or will be filed with the Commission.

“Services” shall mean the fund accounting services described on Schedule B hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule B.

“Shares” shall mean such shares of beneficial interest, or class thereof, of each respective Fund as may be issued from time to time.

“Shareholder” shall mean a record owner of Shares of each respective Fund.

2.           Appointment and Services

(a)        The Corporation hereby appoints Fund Accountant as fund accountant of the Funds and hereby authorizes Fund Accountant to provide Services during the term of this Agreement and on the terms set forth herein. Subject to the direction and control of the Board and utilizing information provided by the Corporation and its current and prior agents and service providers, Fund Accountant will provide the Services in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, Fund Accountant shall not be required to provide any Services or information that it believes, in its sole discretion, to represent dishonest, unethical or illegal activity. In no event shall Fund Accountant provide any investment advice or recommendations to any party in connection with its Services hereunder.

(b)        Fund Accountant may from time to time, in its discretion, appoint one or more other parties to carry out some or all of its responsibilities under this Agreement, provided that Fund Accountant shall remain responsible to the Corporation for all such delegated responsibilities in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Fund Accountant were itself providing such Services.

(c)        Fund Accountant’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Fund Accountant hereunder. The Services do not include correcting, verifying or addressing any prior actions or inactions of the Corporation, any Fund or by any other current or prior agent or service provider. To the extent Fund Accountant agrees to take such actions, those actions taken shall be deemed part of the Services.

(d)       It is understood that in determining security valuations, Fund Accountant employs one or more pricing services, as directed by the Corporation, to determine valuations of portfolio securities for purposes of calculating net asset values of the Funds. The Corporation shall identify to Fund Accountant the pricing service(s) to be utilized. The Fund Accountant shall price the securities and other holdings of the Funds for which market quotations or prices are available by the use of such pricing service(s).

For those securities where prices are not provided by the pricing service(s) utilized by Fund Accountant, the Corporation shall approve, in good faith, the procedures for determining the fair value of the securities. The Investment Adviser shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to Fund Accountant the resulting prices for use in its calculation of net asset values. When security valuations are so provided, the following provisions will also apply:

(i)      Valued securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security valuations) available to generate approximations of the market value of such securities and there is significant professional disagreement about which method is best. No evaluation method, including those used by Fund Accountant and its suppliers, may consistently generate approximations that correspond to actual “Traded” prices of the securities.

(ii)      Methodologies used to provide the pricing portion of certain data may rely on valuations, however, the Corporation acknowledges that there may be errors or defects in the software, databases, or methodologies generating the valuations that may cause resultant valuations to be inappropriate for use in certain applications.

The Corporation assumes all responsibility for edit checking, external verification of valuations, and ultimately the appropriateness of using data containing valuations, regardless of any efforts made by Fund Accountant and its suppliers in this regard.

(e)        Subject to the terms of Section 8, and where applicable, the Fund Accountant further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records described in Schedule B which are maintained by Fund Accountant for the Corporation. To the extent required by Rule 31a-3 under the 1940 Act, Fund Accountant hereby agrees that all records which it maintains for the Corporation hereunder are the property of the Corporation and further agrees to surrender promptly to the Corporation any of such records upon the Corporation’s request.

(f)       Any resolution passed by the Board that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by Fund Accountant.

(g)       Nothing in this Agreement shall be deemed to appoint Fund Accountant and its officers, directors and employees as the Corporation’s attorney, form an attorney-client relationship or require the provision of legal advice. The Corporation acknowledges that Fund Accountant’s in-house attorneys exclusively represent Fund Accountant and the Corporation’s legal counsel will provide independent judgment on the Corporation’s behalf. Because no attorney-client relationship exists between Fund Accountant’s in-house attorneys and the Corporation, any information provided to the Fund Accountant’s in-house attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances, notwithstanding the provisions of Section 5. Fund Accountant represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

3. Representations and Deliveries

(a)      The Corporation shall deliver or cause the following documents to be delivered to Fund Accountant:

(i)         A copy of the Articles of Incorporation and By-laws and all amendments thereto, certified by the Secretary of the Corporation;

(ii)        Copies of the Corporation’s Registration Statement, as of the date of this Agreement, together with any applications filed in connection therewith;

(iii)       A list of each jurisdiction for which the Funds are eligible for sale as of the date of this Agreement. The Corporation hereby certifies the accuracy of such list; and

(iv)      All other documents, records and information that Fund Accountant may reasonably request in order for Fund Accountant to perform the Services hereunder.

(b)       The Corporation represents and warrants to Fund Accountant that:

(i)         It is a corporation duly organized and existing under the laws of the State of Maryland; it is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii)         It is duly registered as an open-end investment company under the 1940 Act.

(iii)       A Registration Statement under the 1933 Act is currently effective and will remain effective, and appropriate state securities laws filings have been made and will continue to be made, with respect to Shares of the Funds being offered for sale.

(iv)       It will conduct its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained or will timely obtain all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule regulation, order or judgment binding on it and no provision of its Articles of Incorporation, By-laws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(c)       The Corporation shall cause the Corporation’s officers, directors, Investment Adviser, legal counsel, independent accountants, transfer agent, custodian, distributor and other service providers and agents, past or present, to cooperate with Fund Accountant and to provide Fund Accountant with such information, documents and communications relating to the Funds and the Corporation as necessary and/or appropriate or as requested by Fund Accountant, in order to enable Fund Accountant to perform the Services. In connection with the performance of the Services, Fund Accountant shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all Instructions, communications, information or documents provided to Fund Accountant by a representative of the Funds or by any of the aforementioned persons. Fund Accountant shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Corporation. Fund Accountant shall not be held to have notice of any change of authority of any director, officer, agent, representative or employee of the Corporation, Investment Adviser or service provider until receipt of written notice thereof from the Corporation.

(d)        The Board and the Investment Adviser have and retain primary responsibility for all compliance matters relating to the Corporation and the Funds including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001, the Sarbanes-Oxley Act of 2002 and the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus. Fund Accountant’s monitoring and other functions hereunder shall not relieve the Board and the Investment Adviser of their primary day-to-day responsibility for assuring such compliance. Notwithstanding the foregoing, the Fund Accountant will be responsible for its own compliance with such statutes insofar as such statutes are applicable to the Services it has agreed to provide hereunder, and will promptly notify the Corporation if it becomes aware of any material non-compliance which relates to the Corporation. The Fund Accountant shall provide the Corporation with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance and procedures.

(e)       The Corporation will notify Fund Accountant of any discrepancy between Fund Accountant and the Corporation, including, but not limited to, failing to account for a security position in a Fund’s portfolio upon the later to occur of: (i) three (3) business days after receipt of any reports rendered by Fund Accountant to the Corporation; (ii) three (3) business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three (3) business days after receiving notice from any Shareholder regarding any such discrepancy.

(f)       The Corporation agrees that it shall advise Fund Accountant in writing at least thirty (30) days prior to affecting any change in any Prospectus which would increase or alter the duties and obligations of Fund Accountant hereunder, and shall proceed with such change only if it shall have received the written consent of Fund Accountant thereto.

(g)       Fund Accountant represents and warrants to the Corporation that:

(i)       It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii)        It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule regulation, order or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(iii)       Fund Accountant shall maintain disaster recovery, cybersecurity and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement. Upon the Corporation’s reasonable request, Fund Accountant shall provide supplemental information concerning the aspects of its disaster recovery, cybersecurity and business continuity plan that are relevant to the Services.

(iv)       Fund Accountant shall exercise reasonable care in the performance of the Services.

4.    Fees and Expenses

(a)       As compensation for the performance of the Services, the Corporation agrees to pay Fund Accountant the fees set forth on Schedule C hereto. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee. Basis point fees and minimum annual fees apply separately to each Fund, and average net assets are not aggregated in calculating the applicable basis point fee per Fund or the applicable minimum. The parties may amend this Agreement to include fees for any additional services requested by the Corporation, enhancements to current Services, or to add Funds. The Corporation agrees to pay Fund Accountant’s additional fees to be mutually agreed to for Services added to, or for any enhancements to existing Services set forth on, Schedule B after the execution of this Agreement. In addition, to the extent that Fund Accountant corrects, verifies or addresses any prior actions or inactions by any Fund or by any prior service provider, Fund Accountant shall be entitled to additional fees as provided in Schedule C. In the event of any disagreement between this Agreement and Schedule C, the terms of Schedule C shall control.

(b)       For the purpose of determining fees payable to Fund Accountant, net asset value shall be computed in accordance with the Prospectus and resolutions of the Board. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should this Agreement be terminated or the Corporation or any Fund be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c)       Fund Accountant will bear all expenses incurred by it in connection with its performance of Services, except as otherwise provided herein. Fund Accountant shall not be required to pay or finance any costs and expenses incurred in the operation of the Funds, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and directors; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Prospectuses, statements of additional information, supplements, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current Shareholders; preparation, typesetting, printing, proofing and mailing and other costs of Shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s Shareholders and Directors; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses. Expenses incurred for distribution of Shares, including the typesetting, printing, proofing and mailing of Prospectuses for persons who are not Shareholders, will be borne by the Investment Adviser, except for such expenses permitted to be paid under a distribution plan adopted in accordance with applicable laws. Fund Accountant shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until it has received the amount of such fees from the Corporation.

(d)       The Corporation also agrees to promptly reimburse Fund Accountant for all reasonable out-of-pocket expenses or disbursements incurred by Fund Accountant in connection with the performance of Services under this Agreement. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule C hereto. If requested by Fund Accountant, out-of-pocket expenses are payable in advance. Payment of postage expenses, if prepayment is requested, is due at least seven (7) days prior to the anticipated mail date. In the event Fund Accountant requests advance payment, Fund Accountant shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

(e)       The Corporation agrees to pay all amounts due hereunder within thirty (30) days of receipt of each invoice (the “Due Date”). Except as provided in Schedule C, Fund Accountant shall bill Service fees monthly, and reasonable out-of-pocket expenses as incurred (unless prepayment is requested by Fund Accountant). Fund Accountant may, at its option, arrange to have various service providers submit invoices directly to the Corporation for payment of reimbursable out-of-pocket expenses.

(f)       The Corporation is aware that its failure to remit to Fund Accountant all amounts due on or before the Due Date will cause Fund Accountant to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that Fund Accountant does not receive any amounts due hereunder by the Due Date, the Corporation agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Corporation shall pay Fund Accountant’s reasonable attorney’s fees and court costs if any amounts due Fund Accountant in the event that an attorney is engaged to assist in the collection of amounts due. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Corporation’s late payment. Acceptance of such late charge shall in no event constitute a waiver by Fund Accountant of the Corporation’s default or prevent Fund Accountant from exercising any other rights and remedies available to it.

(g)       In the event that any charges are disputed, the Corporation shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify the Fund Accountant in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which Fund Accountant provides documentation which an objective observer would agree reasonably supports any disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

(h)       The Corporation acknowledges that the fees charged by Fund Accountant under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations of liability in Section 6. Modifying the allocation of risk from what is stated herein would affect the fees that Fund Accountant charges. Accordingly, in consideration of those fees, the Corporation agrees to the stated allocation of risk.

5.   Confidential Information

(a) Fund Accountant agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Corporation all records and other information relative to the Funds’ portfolio holdings, not to use such information other than in the performance of its responsibilities and duties hereunder, and not to disclose such information except: (i) when requested to divulge such information by duly-constituted authorities or court process; (ii) to an affiliate, as defined by Section 248.3(a) of Regulation S-P; or, (iii) pursuant to any other exception permitted by Sections 248.14 and 248.15 of Regulation S-P in the ordinary course of business to carry out the activities covered by the exception under which Fund Accountant received the information. In case of any requests or demands for inspection of the records of the Funds, Fund Accountant will endeavor to notify the Corporation promptly and to secure instructions from a representative of the Corporation as to such inspection. Records and information which have become known to the public through no wrongful act of Fund Accountant or any of its employees, agents or representatives, and information which was already in the possession of Fund Accountant prior to receipt thereof, shall not be subject to this section. Any party appointed pursuant to Section 2(b) above shall be required to observe the confidentiality obligations contained herein. The Fund Accountant represents and warrants that it shall take and maintain adequate physical, electronic and procedural safeguards in connection with any use, storage, transmission, duplication or other process involving or derived from the Funds’ portfolio holdings information whether such storage, transmission, duplication or other process is by physical or electronic medium (including use of the Internet).

(b) In connection with Fund Accountant’s provision of the Services, the Corporation may have access to and become acquainted with confidential proprietary information of Fund Accountant, including, but not limited to (a) client identities and relationships, compilations of information, records and specifications; (b) data or information that is competitively sensitive material, and not generally by the public; (c) confidential or proprietary concepts, documentation, reports, or data; (d) information regarding Fund Accountant’s information security program; and (e) anything designated as confidential (collectively, “Fund Accountant Confidential Information”). The Corporation, nor any of its officers, employees or agents shall disclose any of the Fund Accountant Confidential Information, directly or indirectly, or use the Fund Accountant Confidential Information in any way, for its own benefit or for the benefit of others, either during the term of this Agreement or at any time thereafter, except as required in the course of performing the duties of each party under this Agreement. The term “Fund Accountant Confidential Information” does not include information that (a) becomes or has been generally available to the public other than as a result of disclosure by the Corporation; (b) was available to the Corporation on a non-confidential basis prior to its disclosure by Fund Accountant or any of its affiliates; or (c) is independently developed or becomes available to Corporation on a non-confidential basis from a source other than Fund Accountant or its affiliates. The Corporation represents and warrants that it shall take and maintain adequate physical, electronic and procedural safeguards in connection with any use, storage, transmission, duplication or other process involving or derived from the Fund Accountant Confidential Information whether such storage, transmission, duplication or other process is by physical or electronic medium (including use of the Internet).

(c) The provisions of this Section 5 will survive termination of this Agreement and will inure to the benefit of the parties and their successors and assigns.

6.     Limitation of Liability

(a)        Fund Accountant shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Corporation or the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from Fund Accountant’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, Fund Accountant shall not be liable for: (i) any action taken or omitted to be taken in accordance with or in reliance upon Instructions, communications, data, documents or information (without investigation or verification) received by the Fund Accountant from an officer or representative of the Corporation, or from any Authorized Person; (ii) any action taken or omission by a Fund, the Corporation, Investment Adviser, any Authorized Person or any past or current service provider; or, (iii) its reliance on the security valuations without investigation or verification provided by pricing service(s), the Investment Adviser or representatives of the Corporation.

(b)        Notwithstanding anything herein to the contrary, Fund Accountant will be excused from its obligation to perform any Service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and shall not be liable for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused thereby. Fund Accountant will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its reasonable control.

(c)        In no event and under no circumstances shall the Indemnified Parties (as defined below) be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

(d)       The obligations of the parties under Section 6 shall indefinitely survive the termination of this Agreement.

7.          Indemnification

(a)       The Corporation agrees to indemnify and hold harmless Fund Accountant, its employees, agents, officers, directors, shareholders, affiliates and nominees (collectively, the “Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, fees, penalties, reasonable counsel fees and other expenses of every nature and character (“Losses”) which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”), arising out of or in any way relating to:

(i)         any action or omission of Fund Accountant except to the extent a Claim resulted from Fund Accountant’s willful misfeasance, bad faith, or gross negligence in the performance of Services hereunder or from reckless disregard by it of its obligations and duties hereunder;

(ii)         Fund Accountant’s reliance on, implementation of or use of, Instructions, communications, data, documents or information (without investigation or verification) received by Fund Accountant from an officer or representative of the Corporation, or from any Authorized Person;

(iii)        any action taken, or omission by, a Fund, the Corporation, Investment Adviser, any Authorized Person or any past or current service provider (not including Fund Accountant);

(iv)        the Corporation’s refusal or failure to comply with the terms of this Agreement, or any Claim that arises out of the Corporation’s gross negligence or misconduct or breach of any representation or warranty of the Corporation made herein; and

(v)         its reliance on the security valuations without investigation or verification provided by pricing service(s), the Investment Adviser or representatives of the Corporation.

(b)        Promptly after receipt by Fund Accountant of notice of the commencement of an investigation, action, claim or proceeding, Fund Accountant shall, if a claim for indemnification in respect thereof is made under this section, notify the Corporation in writing of the commencement thereof. The Corporation shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Loss, but if the Corporation elects to assume the defense, such defense shall be conducted by counsel chosen by the Corporation and approved by Fund Accountant, which approval shall not be unreasonably withheld. In the event the Corporation elects to assume the defense of any such suit and retain such counsel and notifies Fund Accountant of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of the Corporation’s election. If the Corporation does not elect to assume the defense of any such suit, or in case Fund Accountant does not, in the exercise of reasonable judgment, approve of counsel chosen by the Corporation, or in case there is a conflict of interest between the Corporation and Fund Accountant or any Indemnified Party, the Corporation will reimburse the Indemnified Party or Parties named as defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by Fund Accountant and them. The Corporation’s indemnification agreement contained in this Section 7 and the Corporation’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Fund Accountant and each Indemnified Party, and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to Fund Accountant’s benefit, to the benefit of each Indemnified Party and their estates and successors. The Corporation agrees to promptly notify Fund Accountant of the commencement of any litigation or proceedings against the Corporation or any of its officers or directors in connection with the issue and sale of any of the Shares.

(c)       The obligations of the parties under this Section 7 shall indefinitely survive the termination of this Agreement.

8.          Term

(a)        This Agreement shall become effective with respect to each Fund listed on Schedule A as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed. This Agreement shall continue in effect with respect to each Fund for a three-year period beginning on the date of this Agreement (the “Initial Term”). Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect as to each Fund for successive annual periods (each a “Renewal Term”).

(b)        In the event this Agreement is terminated by the Corporation prior to the end of the Initial Term or any subsequent Renewal Term, the Corporation shall, at Fund Accountant’s discretion, be obligated to pay Fund Accountant the remaining balance of the fees payable to Fund Accountant under this Agreement through the end of the Initial Term or Renewal Term, as applicable. Notwithstanding the foregoing, either party may terminate this Agreement at the end of the Initial Term or at the end of any successive Renewal Term (the “Termination Date”) by giving the other party a written notice not less than ninety (90) days’ prior to the end of the respective term. Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation, merger or acquisition of a Fund or the Corporation, Fund Accountant shall deliver the records of the Corporation to the Corporation or its successor service provider at the expense of the Corporation in a form that is consistent with Fund Accountant’s applicable license agreements, and thereafter the Corporation or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Corporation shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, including all reasonable trailing expenses incurred by Fund Accountant. In addition, in the event of termination of this Agreement, or the proposed liquidation, merger or acquisition of the Corporation or a Fund(s), and Fund Accountant’s agreement to provide additional Services in connection therewith, Fund Accountant shall provide such Services and be entitled to such compensation as the parties may mutually agree. Fund Accountant shall not reduce the level of service provided to the Corporation prior to termination following notice of termination by the Corporation.

9.          Miscellaneous

(a)       Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when received by the other party. Such notices shall be sent to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to Fund Accountant:	UMB Fund Services, Inc.
215 West Galena Street
Milwaukee, Wisconsin 53212
Attention: General Counsel

If to the Corporation:	Lee Financial Group Hawaii, Inc.
3113 Olu Street
Honolulu, HI 96816
Attention: Terrence Lee

(b)        Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

(c)       This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which is determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

(d)       This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(e)       The services of Fund Accountant hereunder are not deemed to be exclusive. Fund Accountant may render administration and fund accounting services and any other services to others, including other investment companies.

(f)        The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(g)       This Agreement is executed by the Corporation with respect to each of the Funds and the obligations hereunder are not binding upon any of the directors, officers or Shareholders individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Corporation under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund. The Fund’s Charter and/or Articles of Incorporation are on file with the Secretary of State of Maryland.

(h)       This Agreement and the Schedules incorporated herein constitute the full and complete understanding and agreement of Fund Accountant and the Corporation and supersedes all prior negotiations, understandings and agreements with respect to fund accounting services.

(i)       Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

(j)        Fund Accountant shall retain all right, title and interest in any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by Fund Accountant in connection with the Services provided by Fund Accountant to the Corporation hereunder.

(k)        This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party, provided, however, that Fund Accountant may, in its sole discretion and upon advance written notice to the Corporation, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business.

(l)        The person signing below represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the Corporation.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day, month and year first above written.

LEE FINANCIAL MUTUAL FUND, INC.
(the “Corporation”)

By:	/s/ Terrence K.H. Lee

Title:	CEO

Date:	April 5, 2019

UMB FUND SERVICES, INC.
(the “Fund Accountant”)

By:	/s/ Maureen A. Quill

Title:	EVP

Date:	04/08/2019

Schedule A

to the

Fund Accounting Agreement

by and between

Lee Financial Mutual Fund, Inc.

and

UMB Fund Services, Inc.

NAMES OF FUNDS

Hawaii Municipal Fund